SECRETARY OF STATE



STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **IDGLOBAL CORP,** did on March 1, 2006, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on March 2, 2006.


THE GREAT SEAL OF THE STATE OF
NEVADA

DEAN HELLER
Secretary of State

By

Certification Clerk